FORTEM RESOURCES INC. INCREASES QUORUM REQUIREMENT FOR
MEETING OF STOCKHOLDERS

January 7, 2019 / Fortem Resources Inc. (TSXV: FTM; OTCQB: FTMR) (the “Company” or “Fortem”) announces that on December 10, 2018, its board of directors amended and restated its bylaws to increase the quorum requirement for meetings of its stockholders to stockholders holding at least 33⅓% (previously 10%) of its shares entitled to vote, represented in person or by proxy.

About Fortem

Fortem is an oil and gas corporation, which holds properties in Alberta and Utah.  The Company is engaged in the exploration, development and production of crude oil and natural gas in the Western Canadian Sedimentary Basin and Utah in the United States.  The Company is seeking North American and International expansion through an acquisition strategy.

For further information about Fortem, please visit the company website at www.fortemresources.com or email info@fortemresources.com.

On behalf of the Board of Directors,

FORTEM RESOURCES INC.

“Michael Caetano”

Michael Caetano
Chief Operating Officer

Tel: (403) 241-8912

Email: info@fortemresources.com

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